SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934*
Amendment No. 1*
Whiting Petroleum Corporation

(Name of Issuer)
Common Stock

(Title of Class of Securities)
966387102

(CUSIP Number of Class of Securities)
Jim Black
Orrick, Herrington & Sutcliffe LLP
405 Howard Street
San Francisco, CA 94105
(415) 773-5840

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)
December 31, 2008

(Date of Event Which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐	Rule 13d-1(b)

☑	Rule 13d-1(c)

☐	Rule 13d-1(d)
(Continued on following pages)
(Page 1 of 13 Pages)
     *The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
     The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Kevin Douglas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,423,351 (1)(2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,924,900 (1)(2)(3)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,924,900 (1)(2)(3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.55%

12	TYPE OF REPORTING PERSON

IN
(1) Kevin Douglas and his wife, Michelle Douglas, hold 815,388 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants ’ Trust, which holds 507,963 shares.
(2) Includes 100,000 shares held by Celtic Investments Holdings, LLC, of which Kevin Douglas is co-Manager.
(3) Kevin Douglas has dispositive power with respect to 201,801 shares held by James E. Douglas, III and 299,748 shares held by the Douglas Family Trust.
(4) Based on 42,322,978 shares of the Issuer’ common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Michelle Douglas

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,323,351 (1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

1,323,351 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,323,351 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.12%(2)

12	TYPE OF REPORTING PERSON

IN
(1) Michelle Douglas and her husband, Kevin Douglas, hold 815,388 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust. In addition, Kevin Douglas and Michelle Douglas are co-trustees of the James Douglas and Jean Douglas Irrevocable Descendants ’ Trust, which holds 507,963 shares.
(2) Based on 42,322,978 shares of the Issuer’ s common stock outstanding as of October 15, 2008, as provided in the Issuer’ s Form 10-Q for the quarterly period ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) James E. Douglas, III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	5	SOLE VOTING POWER

NUMBER OF		201,801

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

201,801 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

201,801

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.48%(2)

12	TYPE OF REPORTING PERSON

IN
(1) Kevin Douglas shares dispositive power with respect to 201,801 shares held by James E. Douglas, III.
(2) Based on 42,322,978 shares of the Issuer’s common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) K&M Douglas Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		815,388 (2)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

815,388 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

815,388 (3)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.93%(3)

12	TYPE OF REPORTING PERSON

OO
(1) Kevin Douglas and Michelle Douglas, husband and wife, are beneficiaries and co-trustees.
(2) Kevin Douglas and his wife, Michelle Douglas, hold 815,388 shares jointly as the beneficiaries and co-trustees of the K&M Douglas Trust.
(3) Based on 42,322,978 shares of the Issuer’s common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Douglas Family Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		299,748

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

299,748 (2)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

299,748 (2)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.71%(4)

12	TYPE OF REPORTING PERSON

OO
(1) James E. Douglas, Jr. and Jean A. Douglas, husband and wife, are co-trustees.
(2) Kevin Douglas has dispositive power with respect to 299,748 shares held by the Douglas Family Trust.
(3) Based on 42,322,978 shares of the Issuer’s common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

SCHEDULE 13G/A

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) James Douglas and Jean Douglas Irrevocable Descendants’ Trust (1)

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		507,963

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		507,963

WITH	8	SHARED DISPOSITIVE POWER

		-0-

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	507,963 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	1.2%(2)

12	TYPE OF REPORTING PERSON

	OO
(1) Kevin Douglas and Michelle Douglas, husband and wife, are co-trustees.
(2) Based on 42,322,978 shares of the Issuer’s common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

CUSIP No.	966387102

1	NAMES OF REPORTING PERSONS I.R.S. Identification Nos. of above persons (entities only) Celtic Investments Holdings, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		100,000 (1)

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8	SHARED DISPOSITIVE POWER

100,000 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

100,000 (1)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.24%(2)

12	TYPE OF REPORTING PERSON

OO
(1) Kevin Douglas, co-Manager of Celtic Investments Holdings, LLC, shares voting and dispositive power of with respect to 100,000 shares held by Celtic Investments Holdings, LLC.
(2) Based on 42,322,978 shares of the Issuer’s common stock outstanding as of October 15, 2008, as provided in the Issuer’s Form 10-Q for the quarterly period ended September 30, 2008.

     Item 1.
(a)	Name of Issuer: Whiting Petroleum Corporation

(b)	Address of Issuer’s Principal Executive Offices: 1700 Broadway, Suite 2300 Denver, Colorado 80290-2300
     Item 2.
(1)(a)	NAME OF PERSONS FILING: Kevin Douglas Michelle Douglas James E. Douglas, III

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 125 E. Sir Francis Drake Blvd., Ste 400 Larkspur, CA 94939

(c)	CITIZENSHIP: United States

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 966387102

(2)(a)	NAME OF PERSONS FILING: K&M Douglas Trust Douglas Family Trust James Douglas and Jean Douglas Irrevocable Descendants’ Trust

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 125 E. Sir Francis Drake Blvd., Ste 400 Larkspur, CA 94939

(c)	CITIZENSHIP: California

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 966387102

(3)(a)	NAME OF PERSONS FILING: Celtic Investments Holdings, LLC

(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: 125 E. Sir Francis Drake Blvd., Ste 400 Larkspur, CA 94939

(c)	CITIZENSHIP: Delaware

(d)	TITLE OF CLASS OF SECURITIES: Common Stock

(e)	CUSIP NUMBER: 966387102
Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8)

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J)

Not Applicable.

Item 4.	Ownership
     Reference is made as to each of the Reporting Persons hereunder to Rows 5-9 and 11 of each of the cover pages of this Schedule 13G/A and associated footnotes, which are incorporated by reference herein.
     Each of the Reporting Persons hereunder may be deemed a member of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), or Rule 13d-5 promulgated under the Exchange Act with one or more of the other Reporting Persons hereunder. Although the Reporting Persons are reporting such securities as if they were members of a “group,” the filing of this Schedule 13G/A shall not be construed as an admission by any Reporting Person that such Reporting Person is a beneficial owner of any securities other than those directly held by such Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☐

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
     Not applicable.

Item 8.	Identification and Classification of Members of the Group
     See Item 4 of this Schedule 13G/A and the Joint Filing Agreement attached hereto as Exhibit A.

Item 9.	Notice of Dissolution of Group
     Not applicable.

Item 10.	Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

James E. Douglas, III

K&M Douglas Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas, Trustee

Douglas Family Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

James E. Douglas, Jr., Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Jean A. Douglas, Trustee

James Douglas And Jean Douglas
Irrevocable Descendants’ Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas, Trustee

Celtic Investments Holdings, LLC

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Manager

EXHIBIT A
JOINT FILING AGREEMENT
This Joint Filing Agreement (this “Agreement”) hereby confirms the agreement by and among all of the undersigned that the Schedule 13G/A to which this Agreement is attached as Exhibit A with respect to the beneficial ownership of the undersigned of shares Common Stock of Whiting Petroleum Corporation is being filed on behalf of each of the undersigned. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

James E. Douglas, III

K&M Douglas Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas, Trustee

Douglas Family Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

James E. Douglas, Jr., Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Jean A. Douglas, Trustee

James Douglas And Jean Douglas
Irrevocable Descendants’ Trust

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Trustee

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Michelle Douglas, Trustee

Celtic Investments Holdings, LLC

Date: February 10, 2009	By: /s/ Eileen Davis-Wheatman, as Attorney-in-Fact

Kevin Douglas, Manager